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[LOGO] PACIFICORP                                NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, PacifiCorp, (503) 731-2123, for investor inquiries
Jan Mitchell, PacifiCorp, (503) 464-6261, for media inquiries



FOR IMMEDIATE RELEASE
April 11, 1997


PACIFIC TELECOM, INC. TO SELL SUBSTANTIALLY ALL OF ITS CELLULAR HOLDINGS


Pacific Telecom, Inc. (PTI), a wholly-owned subsidiary of PacifiCorp (NYSE Symbol:PPW), signed a letter of intent today with Century Telephone Enterprises, Inc. (Century) (NYSE Symbol:CTL) whereby PTI will exchange the stock of its wholly-owned subsidiary, Pacific Telecom Cellular, Inc. which has ownership interests in approximately
1.7 million cellular POPs primarily in Wisconsin and Michigan and certain PCS licenses primarily in Wisconsin, Michigan and Minnesota in return for $164.4 million in cash and more than 18,000 of Century's telephone access lines in Arizona, Colorado, Idaho and New Mexico. PTI's cellular ownership interests in its Alaska markets representing 166,700 POPs are not included as part of this transaction.

"This transaction allows PTI to better focus its strategy on providing high quality telecommunications services to local telephone customers in rural markets in the West and Midwest," said Charles E. Robinson, PTI's Chairman, Chief Executive Officer and President. "Our cellular operations were not of sufficient scale to compete against larger wireless providers in the long term, nor did they provide an adequate geographic overlap with our existing local exchange operations. We are actively exploring ways to provide certain wireless services to our existing local exchange customers, and believe that we are better able to accomplish this through PCS spectrum that we will continue to own and obtain after this transaction is consummated. We are also pleased to expand our current local exchange operations in Idaho and Colorado and are looking forward to extending our history of quality service to the telephone customers in Arizona and New Mexico."

Robinson further indicated, "The use of the proceeds from this transaction for financing our pending acquisitions will leave PTI with a strong capital structure which should allow us to continue to actively pursue other significant rural local exchange expansion opportunities and PCS spectrum acquisition opportunities which overlay PTI's local exchange operations."

Closing is conditioned upon completion of a due diligence review satisfactory to both parties, execution of a definitive agreement approved by both parties' boards of directors and receipt of all necessary regulatory approvals. PTI anticipates completing the transaction in the third quarter of 1997.

PTI provides telecommunications services to rural and suburban customers in ten Western and Midwestern states and Alaska. Upon completion of all pending transactions, PTI will provide service to approximately 660,000 access lines, making PTI the 15th largest local exchange telephone company, based on access lines in the United
States.  During 1996 PTI reported $521 million in revenues of which
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PACIFIC TELECOM, INC.  TO SELL SUBSTANTIALLY ALL OF ITS CELLULAR HOLDINGS


less than 10 percent were related to the cellular properties in this transaction. The overall effect of this transaction is not expected to have a dilutive effect on Pacific Telecom's earnings due to the income contributions expected from the local exchange properties included in this transaction and PTI's ability to redeploy the cash proceeds from this transaction into the financing of its pending acquisitions. PTI does not expect to recognize a gain or loss as a result of this transaction.

Century Telephone Enterprises, Inc. provides a range of communications services including local exchange, wireless, long distance and Internet access to more than one million customers in 14 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. Century is the 16th largest local exchange telephone company, based on access lines, and the 12th largest cellular company, based on population equivalents owned, in the United States.

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